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
----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Canet                Gerardo            |IntegraMed America, Inc.                        |                                        |
|                                        |                                         (INMD) |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  IntegraMed America, Inc.              |  (Voluntary)          |                        |                                        |
|  One Manhattanville Road               |                       |     12/31/1998         |     Chairman of the Board,             |
|                                        |                       |                        |     President, CEO & Director          |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Purchase                NY    10577-2100|                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock                   |            |         |                |    |   $.0000|     30000       | D  |                    |
|                               |            |         |                |    |         |             (01)|(02)|                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |         |                |    |   $.0000|      1250       | I  |Custodian for g     |
|                               |            |         |                |    |         |             (01)|    |randdaughter        |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                      PAGE:  1 OF  3
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
FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock Opti|  $9.3700|08/31|    D    |          |     30000|08/01|08/01|Common Sto|     30000|  $9.3700 |         0| D  |          |
|on        |         | 1998|         |          |          | 1997| 2006|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (03)|         |          |      (03)|     |     |          |      (03)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $2.5000|     |         |          |          |05/14|02/14|Common Sto|       250|          |       250| D  |          |
|on        |         |     |         |          |          | 1994| 2004|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (04)|     |          |      (01)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $10.5000|08/31|    D    |          |     11375|02/14|02/14|Common Sto|     11375| $10.5000 |         0| D  |          |
|on        |         | 1998|         |          |          | 1995| 2004|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (03)|         |          |      (03)|     |     |          |      (03)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $2.5000|     |         |          |          |04/01|02/14|Common Sto|      4750|          |      4750| D  |          |
|on        |         |     |         |          |          | 1997| 2004|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (05)|     |          |          |          |      (01)|    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.1200|02/14|    A    |     11375|          |08/31|02/14|Common Sto|     11375|  $4.1200 |     11375| D  |          |
|on        |         | 1994|         |          |          | 2000| 2004|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (06)|         |      (06)|          | (06)|     |          |      (06)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $5.0000|     |         |          |          |11/15|11/15|Common Sto|     38750|          |     38750| D  |          |
|on        |         |     |         |          |          | 1995| 2004|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          | (07)|     |          |          |          |      (01)|    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.1200|08/01|    A    |     30000|          |08/01|08/01|Common Sto|     30000|  $4.1200 |     30000| D  |          |
|on        |         | 1996|         |          |          | 1997| 2006|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (08)|         |      (08)|          | (08)|     |          |      (08)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $8.7600|08/31|    D    |          |     43750|10/21|10/21|Common Sto|     43750|  $8.7600 |         0| D  |          |
|on        |         | 1998|         |          |          | 1998| 2007|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (03)|         |          |      (03)| (09)|     |          |      (03)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti|  $4.1200|10/21|    A    |     43750|          |10/21|10/21|Common Sto|     43750|  $4.1200 |     43750| D  |          |
|on        |         | 1997|         |          |          | 1998| 2007|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         | (10)|         |      (10)|          | (09)|     |          |      (10)|          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (01)  On November 17, 1998 the Company effected a 1-for-4 reverse stock split.
      (02)  Excludes 458,332 shares of Common Stock for which Registrant has the proxy right to vote.  Such proxy rights expire on varying dates in 1999 and 2000.
      (03)  Cancellation of option in connection with grant of replacement option.  Disposition reflects the Company's November 17,
            1998 1-for-4 reverse split.
      (04)  19,000 shares commencing on May 14, 1994 and an additional 18,999 shares commencing February 14,1995; thereafter, cumula tively exercisable at the rate of 4,750 shares on the first day of each calendar quarter commencing April 1, 1995; accel erates upon change of control of the Company.
      (05)  4,751 shares commencing on April 1, 1997, thereafter, cumulatively exercisable at the rate of 4,750 shares on the first day of each calendar quarter commencing July 1, 1997; accelerates upon change of control of the Company.

**Intentional misstatements or omissions of facts constitute Federal                      /s/Gerardo Canet               02/16/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                          Canet, Gerardo                            IntegraMed America, Inc.               12/31/1998 PAGE:  2 OF  3
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
  E X P L A N A T I O N    O F    R E S P O N S E S       (cont.)                         F O R M   5

      (06)  The reported transaction involved the repricing of an existing option which had been fully vested in as of 8/31/98.  Per
             amendment to the option agreement at   the time of repricing, this option is not exercisable until 8/31/00.
      (07)  Exercisable as follows:  25% one year from date of grant, thereafter exercisable quarterly at a rate of 6.25%:  original grant was 175,000 shares of Common Stock
      (08)  The reported transaction involved the repricing of an existing option.  Per amendment to the option agreement at the tim
            e of repricing, 15,000 shares in which the optionee was fully vested became unexercisable until
            8/31/00.  No other vesting or expiration provisions were amended. Original vesting provisions were 25% one year from date of grant, thereafter at a quarterly rate of 6.25%.
      (09)  Exercisable as follows: 25% one year from date of grant, thereafter exercisable quarterly at a rate of 6.25%.
      (10)  The reported transaction involved the repricing of an existing option.  At the time of repricing, neither the vesting nor the expiration provisions were amended.
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